Exhibit 99.1

Contact:
Richard F. Westenberger
Executive Vice President & Chief Financial Officer
(404) 745-2889

CARTER’S, INC. REPORTS THIRD QUARTER RESULTS

•	NET SALES INCREASED $47 MILLION, +11%
•	TOTAL RETAIL STORE SALES INCREASED $27 MILLION, +14%
•	NET INCOME INCREASED $17 MILLION, +52%
•	ADJUSTED NET INCOME INCREASED $15 MILLION, +45%
•	COMPANY COMPLETES RESTATEMENT OF PRIOR PERIOD CONSOLIDATED FINANCIAL STATEMENTS

Atlanta, Georgia, January 15, 2010 / Business Wire -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its third quarter 2009 results.

“Our third quarter results were exceptional and better than we expected in nearly every component of our business,” said Michael D. Casey, Chairman and Chief Executive Officer.  “Our performance reflects the strength of our brands in the marketplace and the compelling value that our products provide to consumers.  We’ve also made good progress improving our brand presentation, inventory management disciplines, and cost structure this past year.  We believe we’re well positioned to continue to grow our sales and earnings in 2010.”

The financial results for the first nine months of fiscal 2009 presented in this release include restated results for the six-month period ended July 4, 2009.  The financial results for the third quarter and first nine months of fiscal 2008 presented in this release have also been restated.  The restated results and related adjustments are outlined in the Company’s filings made today.

Third Quarter of Fiscal 2009 compared to Restated Third Quarter of Fiscal 2008

Consolidated net sales increased 10.7% to $481.5 million.  Net sales of the Company’s Carter’s brands increased 12.6% to $382.0 million.  Net sales of the Company’s OshKosh B’Gosh brand increased 4.2% to $99.5 million.

Consolidated retail sales increased 14.4% to $211.8 million.  Carter’s retail segment sales increased 22.4% to $137.7 million, with comparable store sales increasing 6.1%.  OshKosh retail segment sales increased 2.1% to $74.1 million, driven by incremental sales of $2.6 million generated by new store openings, partially offset by a comparable store sales decline of 2.1%, or $0.7 million.  Consolidated retail operating income increased $12.0 million, or 39.7%, to $42.1 million, driven primarily by Carter’s retail sales growth and gross margin improvement in both retail segments.

In the third quarter of fiscal 2009, the Company opened two Carter’s and two OshKosh retail stores and also closed one OshKosh retail store.  As of the end of the third quarter of fiscal 2009, the Company operated 273 Carter’s and 169 OshKosh retail stores.

Carter’s wholesale sales increased $15.6 million, or 10.4%, to $165.7 million due to continued strong product demand.  OshKosh wholesale sales increased $2.5 million, or 10.9%, to $25.4 million.

The Company’s mass channel sales, which are comprised of sales of its Child of Mine brand to Walmart and Just One Year brand to Target, increased 2.3% to $78.6 million.  The increase was driven by increased sales of Just One Year products due to demand for new playwear programs introduced for Fall 2009 and improved product performance, partially offset by decreased sales of Child of Mine products due to merchandising assortment changes made by Walmart and an associated reduction in floor space.

During the third quarter of fiscal 2008, the Company recorded a $2.6 million charge related to the write-down of the carrying value of the White House, Tennessee distribution facility held for sale to reflect the anticipated selling price of the property at that time.

Operating income in the third quarter of fiscal 2009 was $81.0 million, an increase of $25.4 million, or 45.7%, from $55.6 million in the third quarter of fiscal 2008.  Excluding the effect of certain items in the third quarter of fiscal 2008, which are detailed at the end of this release, adjusted operating income increased $22.8 million, or 39.2%, to $81.0 million from $58.2 million in the third quarter of fiscal 2008, driven largely by growth in earnings from its Carter’s retail and wholesale segments.

Net income increased $17.0 million, or 52.5%, to $49.4 million, or $0.84 per diluted share, compared to $32.4 million, or $0.55 per diluted share, in the third quarter of fiscal 2008.  Excluding the effect of certain items in the third quarter of fiscal 2008, which are detailed at the end of this release, adjusted net income increased $15.4 million, or 45.1%, to $49.4 million, or $0.84 per diluted share, compared to $34.0 million, or $0.58 per diluted share, on an adjusted basis, in the third quarter of fiscal 2008.

A reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to income adjusted for certain items is provided at the end of this release.

First Nine Months of Fiscal 2009 compared to Restated First Nine Months of Fiscal 2008

Consolidated net sales increased 8.6% to $1.2 billion.  Net sales of the Company’s Carter’s brands increased 9.7% to $927.0 million.  Net sales of the Company’s OshKosh B’Gosh brand increased 4.6% to $238.0 million.

Consolidated retail sales increased 15.2% to $527.9 million.  Carter’s retail segment sales increased 20.0% to $349.8 million, with comparable store sales increasing 6.5%.  OshKosh retail segment sales increased 6.8% to $178.1 million, with comparable store sales increasing 2.9%.  Consolidated retail operating income increased $33.2 million, or 77.9%, to $75.8 million.  Increased sales, improved gross margin, and better inventory management in both retail segments contributed to the growth in retail operating income.  In the first nine months of fiscal 2009, the Company opened 20 Carter’s and five OshKosh retail stores and also closed one OshKosh retail store.

Carter’s wholesale sales increased $33.1 million, or 9.1%, to $395.6 million due to continued strong product demand.  OshKosh wholesale sales decreased $0.8 million, or 1.3%, to $59.9 million.

The Company’s mass channel sales decreased 4.8% to $181.7 million due to merchandising assortment changes made by Walmart and the related reduction in floor space at this retailer.

In connection with a workforce reduction and distribution facility closure, the Company recorded pre-tax charges in the first nine months of fiscal 2009 of approximately $11.6 million related to severance and other benefits, asset impairment, accelerated depreciation, and other closure costs.  Results for the first nine months of fiscal 2009 also include a $0.7 million write-down in the second quarter of the carrying value of the Company’s White House, Tennessee distribution facility which was sold during the third quarter of fiscal 2009.

Results for the first nine months of fiscal 2008 include $5.3 million in executive retirement charges and a $2.6 million asset write-down charge related to our White House, Tennessee distribution facility.

Operating income in the first nine months of fiscal 2009 was $139.3 million, an increase of $48.0 million, or 52.6%, from $91.2 million in the first nine months of fiscal 2008.  Excluding the effect of certain items, which are detailed at the end of this release, adjusted operating income increased $52.5 million, or 52.9%, to $151.6 million from $99.1 million in first nine months of fiscal 2008, driven largely by growth in earnings in the Company’s Carter’s and OshKosh retail segments in addition to growth in earnings in its Carter’s wholesale segment.

Net income increased $32.2 million, or 63.8%, to $82.6 million, or $1.41 per diluted share, compared to $50.5 million, or $0.86 per diluted share, in the first nine months of fiscal 2008.  Excluding the effect of certain items, which are detailed at the end of this release, adjusted net income increased $35.0 million, or 63.1%, to $90.4 million, or $1.54 per diluted share, on an adjusted basis, compared to $55.5 million, or $0.94 per diluted share, on an adjusted basis, in the first nine months of fiscal 2008.  A reconciliation of income as reported under GAAP to income adjusted for certain items is provided at the end of this release.

Cash flow from operations in the first nine months of fiscal 2009 increased $1.2 million, or 2.2%, to $58.6 million over the first nine months of fiscal 2008 due primarily to increased earnings, partially offset by higher net working capital needs.

Outlook

The Company currently expects net sales for the fourth quarter of fiscal 2009 to be comparable to the fourth quarter of fiscal 2008.  The Company expects adjusted diluted earnings per share for the fourth quarter of fiscal 2009 to be approximately $0.56, an increase of 19% to last year, excluding estimated expenses associated with the recent accommodations review of approximately $0.06 per diluted share.  For fiscal 2009, the Company expects adjusted diluted earnings per share to be approximately $2.10, an increase of 49% to last year, excluding the effect of the adjustments outlined on pages 11 and 12 of this release and estimated expenses associated with the recent accommodations review.

Restatement

The Company has completed the restatement of its previously filed consolidated financial statements, which were filed with the Securities and Exchange Commission today.

Conference Call

The Company will hold a conference call with investors to discuss third quarter results on January 15, 2010 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 913-312-0964.  To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Q3 2009 Earnings Conference Call” link under the “Investor Relations” tab.  The conference call will be simultaneously broadcast on the Company’s website at www.carters.com.  Presentation materials for the call can be accessed on the Company’s website at www.carters.com by selecting the “Conference Calls & Webcasts” link under the “Investor Relations” tab.  A replay of the call will be available shortly after the broadcast through January 24, 2010, at 719-457-0820, passcode 9994770.  The replay will be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for fiscal 2009 and fiscal 2010, assessment of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: a decrease in sales to, or the loss of one or more of, the Company’s key customers; increased competition in the baby and young children’s apparel market; the acceptance of the Company’s products in the marketplace; deflationary pricing pressures; the Company’s dependence on foreign supply sources; failure of foreign supply sources to meet the Company’s quality standards or regulatory requirements; negative publicity; leverage, which increases the Company’s exposure to interest rate risk and could require the Company to dedicate a substantial portion of it’s cash flow to repay debt principal; an inability to access suitable financing due to the current economic environment; a continued decrease in the overall value of the United States equity markets due to the current economic environment; a continued decrease in the overall level of consumer spending; changes in consumer preference and fashion trends; seasonal fluctuations in the children’s apparel business; the impact of governmental regulations and environmental risks applicable to the Company’s business; the risk that ongoing litigation and investigations may be resolved adversely, including those related to the Company’s recently announced restatements; the breach of the Company’s consumer databases; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability to attract and retain key individuals within the organization; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of our intangible assets; and the Company’s inability to remediate its material weaknesses.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings “Risk Factors” and “Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Nine-month periods ended
	October 3, 2009	September 27, 2008 (Restated)	October 3, 2009	September 27, 2008 (Restated)
Net sales:
Carter’s:
Wholesale	$165,672	$150,050	$395,550	$362,455
Retail	137,708	112,508	349,765	291,566
Mass Channel	78,584	76,808	181,690	190,892
Carter’s net sales	381,964	339,366	927,005	844,913
OshKosh:
Retail	74,103	72,568	178,091	166,816
Wholesale	25,439	22,948	59,901	60,674
OshKosh net sales	99,542	95,516	237,992	227,490
Total net sales	481,506	434,882	1,164,997	1,072,403
Cost of goods sold	295,942	281,752	727,001	708,903
Gross profit	185,564	153,130	437,996	363,500
Selling, general, and administrative expenses	115,225	104,536	314,198	289,019
Executive retirement charges	--	--	--	5,325
Workforce reduction and facility write-down and closure costs	--	2,609	11,400	2,609
Royalty income	(10,637)	(9,576)	(26,871)	(24,693)
Operating income	80,976	55,561	139,269	91,240
Interest expense, net	2,688	4,048	8,571	13,357
Income before income taxes	78,288	51,513	130,698	77,883
Provision for income taxes	28,882	19,111	48,054	27,430
Net income	$49,406	$32,402	$82,644	$50,453

Basic net income per common share	$0.86	$0.57	$1.45	$0.89

Diluted net income per common share	$0.84	$0.55	$1.41	$0.86

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(unaudited)

	For the three-month periods ended				For the nine-month periods ended
(dollars in thousands)	Oct. 3, 2009	% of Total	Sept. 27, 2008 (Restated)	% of Total	Oct. 3, 2009	% of Total	Sept. 27, 2008 (Restated)	% of Total
Net sales:

Carter’s:
Wholesale	$165,672	34.4%	$150,050	34.5%	$395,550	34.0%	$362,455	33.8%
Retail	137,708	28.6%	112,508	25.9%	349,765	30.0%	291,566	27.2%
Mass Channel	78,584	16.3%	76,808	17.6%	181,690	15.6%	190,892	17.8%
Carter’s net sales	381,964	79.3%	339,366	78.0%	927,005	79.6%	844,913	78.8%

OshKosh:
Retail	74,103	15.4%	72,568	16.7%	178,091	15.3%	166,816	15.5%
Wholesale	25,439	5.3%	22,948	5.3%	59,901	5.1%	60,674	5.7%
OshKosh net sales	99,542	20.7%	95,516	22.0%	237,992	20.4%	227,490	21.2%

Total net sales	$481,506	100.0%	$434,882	100.0%	$1,164,997	100.0%	$1,072,403	100.0%

Operating income (loss):		% of segment net sales		% of segment net sales		% of segment net sales		% of segment net sales

Carter’s:
Wholesale	$36,954	22.3%	$27,722	18.5%	$80,378	20.3%	$62,195	17.2%
Retail	31,381	22.8%	20,367	18.1%	64,544	18.5%	42,167	14.5%
Mass Channel	14,482	18.4%	10,169	13.2%	31,301	17.2%	24,140	12.6%

Carter’s operating income	82,817	21.7%	58,258	17.2%	176,223	19.0%	128,502	15.2%

OshKosh:
Retail	10,765	14.5%	9,810	13.5%	11,220	6.3%	431	0.3%
Wholesale	4,124	16.2%	1,693	7.4%	3,607	6.0%	374	0.6%
Mass Channel (a)	709	--	764	--	1,853	--	1,923	--

OshKosh operating income	15,598	15.7%	12,267	12.8%	16,680	7.0%	2,728	1.2%

Segment operating income	98,415	20.4%	70,525	16.2%	192,903	16.6%	131,230	12.2%

Corporate expenses (b)	(17,439)	(3.6%)	(12,355)	(2.8%)	(41,269)	(3.5%)	(32,056)	(3.0%)
Workforce reduction and facility write-down and closure costs (c)	--	--	(2,609)	(0.6%)	(12,365)	(1.1%)	(2,609)	(0.2%)
Executive retirement charges (d)	--	--	--	--	--	--	(5,325)	(0.5%)

Net corporate expenses	(17,439)	(3.6%)	(14,964)	(3.4%)	(53,634)	(4.6%)	(39,990)	(3.7%)

Total operating income	$80,976	16.8%	$55,561	12.8%	$139,269	12.0%	$91,240	8.5%

(a)	OshKosh mass channel consists of a licensing agreement with Target Stores. Operating income consists of royalty income, net of related expenses.
(b)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, audit fees, and investments in e-commerce.

(c)
Includes closure costs associated with our Barnesville, Georgia distribution facility including severance, asset impairment charges, other closure costs, and accelerated depreciation, asset impairment charges related to the Oshkosh, Wisconsin facility, write-down of our White House, Tennessee facility, and severance and other benefits related to the corporate workforce reduction.

(d)	Charges associated with an executive officer’s retirement.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	October 3, 2009	January 3, 2009 (Restated)	September 27, 2008 (Restated)
ASSETS
Current assets:
Cash and cash equivalents	$214,339	$162,349	$59,660
Accounts receivable, net	127,879	85,452	141,704
Finished goods inventories, net	223,510	203,486	214,359
Prepaid expenses and other current assets	11,845	13,214	13,782
Deferred income taxes	32,005	35,545	32,545

Total current assets	609,578	500,046	462,050
Property, plant, and equipment, net	84,430	86,229	76,377
Tradenames	305,733	305,733	305,733
Cost in excess of fair value of net assets acquired	136,570	136,570	136,570
Deferred debt issuance costs, net	2,750	3,598	3,892
Licensing agreements, net	2,597	5,260	6,174
Other assets	405	576	8,310
Total assets	$1,142,063	$1,038,012	$999,106
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,503	$3,503	$4,379
Accounts payable	68,009	79,011	58,624
Other current liabilities	69,808	57,613	58,174

Total current liabilities	141,320	140,127	121,177
Long-term debt	331,896	334,523	335,399
Deferred income taxes	106,646	108,989	112,873
Other long-term liabilities	43,628	40,822	32,134

Total liabilities	623,490	624,461	601,583

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at October 3, 2009, January 3, 2009, and September 27, 2008	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized, 58,037,018, 56,352,111, and 56,533,319 shares issued and outstanding at October 3, 2009, January 3, 2009, and September 27, 2008, respectively	580	563	565
Additional paid-in capital	233,565	211,767	213,546
Accumulated other comprehensive (loss) income	(6,755)	(7,318)	2,324
Retained earnings	291,183	208,539	181,088

Total stockholders’ equity	518,573	413,551	397,523

Total liabilities and stockholders’ equity	$1,142,063	$1,038,012	$999,106

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the nine-month periods ended
	October 3, 2009	September 27, 2008 (Restated)
Cash flows from operating activities:
Net income	$82,644	$50,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,396	20,576
Amortization of debt issuance costs	848	851
Non-cash stock-based compensation expense	5,200	6,756
Loss on sale or disposal of property, plant, and equipment	96	383
Income tax benefit from exercised stock options	(11,374)	(3,457)
Non-cash asset impairment and facility write-down charges	3,662	2,609
Deferred income taxes	1,310	198
Effect of changes in operating assets and liabilities:
Accounts receivable	(42,427)	(47,109)
Inventories	(20,024)	11,135
Prepaid expenses and other assets	(1,876)	(2,337)
Accounts payable and other liabilities	16,134	17,295
Net cash provided by operating activities	58,589	57,353

Cash flows from investing activities:
Capital expenditures	(23,238)	(19,197)
Proceeds from the sale of fixed assets	2,805	--
Net cash used in investing activities	(20,433)	(19,197)

Cash flows from financing activities:
Payments on term loan	(2,627)	(1,751)
Share repurchases	--	(29,774)
Income tax benefit from exercised stock options	11,374	3,457
Proceeds from exercise of stock options	5,087	560
Net cash provided by (used in) financing activities	13,834	(27,508)

Net increase in cash and cash equivalents	51,990	10,648
Cash and cash equivalents, beginning of period	162,349	49,012

Cash and cash equivalents, end of period	$214,339	$59,660

CARTER’S, INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS
	Nine-month period ended October 3, 2009

	Operating Income	Net Income	Diluted EPS
(dollars in millions, except earnings per share)

Income, as reported (GAAP)	$139.3	$82.6	$1.41

Workforce reduction (a)	5.5	3.5	0.06
Distribution facility closure costs (b)	3.3	2.1	0.04
Asset impairment charges (c)	1.8	1.1	0.01
Accelerated depreciation (d)	1.0	0.6	0.01
Facility write-down (e)	0.7	0.5	0.01

Income, as adjusted (f)	$151.6	$90.4	$1.54

(a)	Severance charges and other benefits associated with the reduction in the Company’s corporate workforce.

(b)
Costs associated with the closure of the Company’s Barnesville, Georgia distribution facility, including $1.7 million in severance and other benefits, $1.1 million in asset impairment charges, and $0.5 million in other closure costs.

(c)	Asset impairment charges associated with the closure of the Company’s Oshkosh, Wisconsin facility.

(d)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the Company’s Barnesville, Georgia distribution facility.

(e)	Charge related to the write-down of the carrying value of the White House, Tennessee distribution facility.

(f)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  These adjustments, which the Company does not believe to be indicative of on-going business trends, are excluded from these calculations.  We believe these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

CARTER’S, INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS
	Three-month period ended September 27, 2008 (Restated)			Nine-month period ended September 27, 2008 (Restated)

	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
(dollars in millions, except earnings per share)

Income, as reported (GAAP)	$55.6	$32.4	$0.55	$91.2	$50.5	$0.86

Facility write-down (a)	2.6	1.6	0.03	2.6	1.6	0.02

Executive retirement charges	--	--	--	5.3	3.4	0.06

Income, as adjusted (b)	$58.2	$34.0	$0.58	$99.1	$55.5	$0.94

(a)	Charge related to the write-down of the carrying value of the White House, Tennessee distribution facility.

(b)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  These adjustments, which the Company does not believe to be indicative of on-going business trends, are excluded from these calculations.  We believe these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.